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                                                                    Exhibit 4

                     SS.422 INCENTIVE STOCK OPTION AGREEMENT

         AGREEMENT dated the ____ day of ____________, _______ between Daleen Technologies, Inc., a Florida Corporation (the "Company") and _________________, (the "Holder").

                                   WITNESSETH

         (1) GRANT OF OPTION. Pursuant to the provisions of the Daleen Technologies, Inc. 199___ Incentive Stock Option Plan (the "Plan") the Company hereby grants to the Holder, subject to the terms and conditions of the plan and the terms and conditions set forth herein, an option to purchase from the Company for cash or stock of the Company all or any part of an aggregate of __________ shares of Common Stock, (no par value) of the Company at the purchase price of $_________ per share.

         (2) TERMS AND CONDITIONS. It is understood and agreed that the option evidenced hereby is subject to the following terms and conditions.

                  (a) EXPIRATION DATE. The option shall expire five years after the date hereof.

                  (b) EXERCISE OF OPTION. No part of this option may be exercised (1) until the Holder has remained in the employ of the Company or a Subsidiary of the Company as defined in the Plan (any such Subsidiary being hereinafter called a "Subsidiary") for a period of one year after the date hereof. This option may be exercisable to the extent exercisable by its terms any time prior to the Expiration Date. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares as to which the option is being exercised. Notation of any partial exercise shall be made by the Committee on Schedule I hereto.

                  (c) VESTING PERIOD. The option shall vest as per the following schedule:




                  In the event of a change in ownership of more than 80% of the Company's outstanding Common stock during the period the options are outstanding, the outstanding options will immediately vest at 100%.

                  (d) PAYMENT OF PURCHASE PRICE UPON EXERCISE. At the time of any exercise the purchase prices of the shares as to which this option shall be exercised shall be paid in cash, in stock of the Company or by delivery of a recourse




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promissory note containing such terms and in such amount as the Committee shall determine.

                  (e) EXERCISE UPON DEATH OR TERMINATION OF EMPLOYMENT.

                      (1) In the event of the death of the Holder (i) while an employee of the Company or of a Subsidiary or (ii) within fifteen months after termination of employment with the Company or a Subsidiary because of Permanent Disability (as defined in the Plan), his option may be exercised, to the extent that Holder was entitled to do so at the date of termination of employment, by his/her executors or administrators, at any time or from time to time, within one year after the date of Holder's death, but in no event later than the expiration date or one year after Holder's death, which ever is earlier.

                      (2) If Holder's employment with the Company or any Subsidiary is terminated by reason of Permanent Disability (as defined in the Plan), his/her option may be exercised within 1 year following such termination to the extent that Holder was entitled to do so at the date of Permanent Disability, but no later than the expiration date of the option.

                      (3) If Holder's employment with the Company or a Subsidiary shall terminate, Holder may exercise the option to the extent that he/she is entitled to do so at the date of the termination of employment at any time, or from time to time, within three months of the date of termination of employment, but in no event later than the expiration date of the option.

                  (f) NON-TRANSFERABILITY. This option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Holder, this option shall be exercisable only by him/her.

                  (g) ADJUSTMENTS. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares or rights offering to purchase affecting the Common Stock, the Committee may, in its sole and absolute discretion, adjust the number and kind of shares for which thereafter an option may be granted and sold under the Plan, the number and kind of shares subject to option in outstanding option agreement and the purchase price per share as the Committee deems equitable.

                  (h) NO RIGHTS AS STOCKHOLDER. Holder shall have no rights as a stockholder with respect to any shares of Common Stock subject to this option before the date of issuance to him/her of a certificate or certificates for such shares.




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                  (i) NO RIGHT TO CONTINUED EMPLOYMENT. This option shall not confer upon Holder any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the rights of his/her employer to terminate his/her employment at any time.

                  (j) COMPLIANCE WITH LAW AND REGULATIONS. This option and the obligation of the Company to sell and deliver shares hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company shall not be required to accept any note in payment of the purchase price to the extent the amount of terms of the note shall not be in compliance with all applicable federal and state laws, rules and regulations and such approval by any government or regulatory agency as may be required have not been obtained.

         (3) INVESTMENT REPRESENTATION. The Committee may require Holder to furnish to the Company, before the issuance of any shares upon the exercise of all or any part of this option, a representation (in such form as the Committee may specify) in which Holder represents that the shares acquired by him/her upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

         (4) HOLDER BOUND BY PLAN. Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

         (5) NOTICE. Any notice hereunder to the Company and any notice hereunder to Holder shall be addressed as follows, subject to the right of either party to designate at any time hereafter in writing some other address.

                  Company:                                    Holder:
                  --------                                    -------
                  Daleen Technologies, Inc.
                  902 Clint Moore Road, Suite 230
                  Boca Raton, Florida 33487

         (6) COUNTERPARTS. This Agreement has been executed in two counterparts each of which shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized officer and Holder has executed this Agreement, both as of the day and year first above written.


WITNESS:                                       DALEEN TECHNOLOGIES, INC.


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WITNESS:                                       HOLDER:


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